Exhibit 18.1

Board of Directors

HD Supply, Inc.

3100 Cumberland Boulevard, Suite 1480

Atlanta, GA 30339

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form S-4 filing pursuant to Item 601 of Regulation S-K.

We have been provided a copy of the Registration Statement on Form S-4 (No. 333-159809), Amendment No. 1. Note 1 to the unaudited consolidating financial statements as of May 3, 2009 and for the three months ended May 3, 2009 therein describes a change in accounting principle relating to reporting by a subsidiary. Historically, the Company has consolidated the financial results of this certain subsidiary within the overall consolidated financial statements as of a date that is one month prior to that of the Company’s fiscal reporting period (“one-month lag”). The change in accounting principle results in this certain subsidiary now reporting on a current period basis that is consistent with the Company’s fiscal reporting period.

It should be understood that the preferability of one acceptable method of accounting over another for the reporting by this certain subsidiary has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form S-4, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Statement of Financial Accounting Standards No. 154, Accounting Changes and Error Corrections.

We have not audited any financial statements of the Company as of any date or for any period subsequent to February 1, 2009. Accordingly, our comments are subject to change upon completion of an audit of the financial statements covering the period of the accounting change.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Atlanta, GA

July 1, 2009